Investor Contacts:         Ken Jones
                           864-597-8658
                                                                   NEWS RELEASE
Media Contact:             Debbie Atkins
                           864-597-8361


                 DENNY'S CORPORATION COMPLETES RECAPITALIZATION

         SPARTANBURG, S.C., October 6, 2004 - Denny's Corporation (OTCBB: DNYY) announced the completion of the sale of $175 million of Senior Notes due 2012 by its subsidiary, Denny's Holdings, Inc. The closing of the notes offering is part of a larger recapitalization of Denny's balance sheet intended to reduce interest expense, extend debt maturities and increase the company's financial flexibility. In addition to the notes offering, the recapitalization included the private placement of approximately $92 million of common stock completed in July; obtaining $420 million of new senior secured credit facilities completed in September; repaying the company's prior credit facility which was scheduled to expire in December; and repurchasing or redeeming all of the company's previously existing senior notes.

         Commenting on the recapitalization, Andrew F. Green, Chief Financial Officer of Denny's, said, "Yesterday's closing of our new $175 million senior notes is the final step in the recapitalization of Denny's balance sheet. This process began with the $92 million equity infusion which we used to repay outstanding debt. The equity placement was the catalyst for refinancing our remaining debt at more attractive rates and for longer terms. As a result of these transactions, we anticipate our cash interest expense will be reduced by approximately $26 million annually which should further improve our credit profile going forward."

         Nelson J. Marchioli, President and Chief Executive Officer of Denny's, said, "We are pleased to have completed this successful recapitalization. With a simplified capital structure and significantly lower interest burden, we believe Denny's now has additional flexibility to continue its operational improvement initiatives. Over the past three years, through the hard work and dedication of our employees as well as our franchise partners, we have made major progress towards revitalizing the Denny's brand. We are pleased with the support provided by our new investors and the confidence they have placed in Denny's and our strategic direction."

         The sale of the 10% Senior Notes due 2012 described above, which are irrevocably, fully and unconditionally guaranteed on a senior basis by Denny's Corporation, was effected in transactions not requiring registration under the Securities Act of 1933, as amended. Such securities may not be re-offered or re-sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

         This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

         Denny's is America's largest full-service family restaurant chain, consisting of 553 company-owned units and 1,059 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.


         Certain matters discussed in this release may constitute forward-looking statements involving risks, uncertainties, and other factors that may cause the actual performance or activities of Denny's Corporation, its subsidiaries and underlying restaurants to be materially different from the performance or activities indicated or implied by such statements. Factors that could cause actual performance to differ materially from the performance indicated by such statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company's operating initiatives and advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company's SEC reports, including but not limited to the discussion in Management's Discussion and Analysis and the risks identified in Exhibit 99 contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2003 (and in the Company's subsequent quarterly reports on Form 10-Q).